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                                                                    Exhibit 23.3




              CONSENT OF ERNST & YOUNG AUDIT, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Experts" and "Net4Music S.A. Summary Financial Data", and to the use of our report dated August 1, 2000, with respect to the financial statements of Net4Music S.A. included in the Proxy Statement of Coda Music Technology, Inc. that is made a part of the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-43660) and related prospectus of Coda Music Technology, Inc. for the registration of shares of its common stock.



Ernst & Young Audit
Represented by


/s/ Philippe Rahms
Philippe Rahms
Strasbourg, France
September 18, 2000